EXHIBIT 95.1

MINE SAFETY DISCLOSURES

During the period covered by this report:

Our subsidiary, MOR-PPM Inc. (“MOR-PPM”), was issued two significant and substantial citations by the U.S. Mine Safety and Health Administration (“MSHA”) related to work MOR-PPM performed at The Quartz Corp USA’s K-T Feldspar Plant and Mine in Mitchell, North Carolina. MSHA also assessed civil penalties totaling $1,118 for citations related to work performed by MOR-PPM at the K-T Feldspar Plant and Mine. The Company has no other disclosures to report under section 1503 for the period covered by this report.